SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ---------------


                                    FORM 8-K

                                 CURRENT REPORT


      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     March 26, 2002


                                ASPI EUROPE, INC.
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             (Exact name of registrant as specified in its charter)


         Delaware                   000-26809                 91-1962104
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      (State or other        (Commission File Number)      (I.R.S. Employer
      jurisdiction of                                     Identification No.)
      incorporation)


               312 North 13th Street, Oxford, Mississippi, 38655
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (888) 536-6990


           1940 West 11th Avenue, Vancouver, British Columbia, V6J 2C6
                                     Canada
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          (Former Name or Former Address, if Changed Since Last Report)





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Item 1    Changes in control of registrant.  See Item 2 of this report.

Item 2    Acquisition or disposition of assets

      On March 26, 2002 - ASPi Europe, Inc. acquired all of the issued and outstanding equity securities of Sharps Elimination Technologies Inc. ("SETI") in exchange for 15,800,000 shares of the Company's common stock of the Company.

In connection with this acquisition, Patrice McGrath resigned as an officer and director of the Company and was replaced by Kelly Fielder, the President of SETI. Mr. Fielder is now the Company's President and Chief Executive Officer, as well as a director of the Company.

SETI (www.needle-ease.com) is a Delaware corporation based in Oxford, Mississippi that has an exclusive license to develop, manufacture and sell the Needle-Ease(TM) device. The patented Needle-Ease(TM) device provides both the health care professional and the personal user with a safe, convenient, environmentally friendly and cost-effective method for the elimination of used needles and the prevention of needlestick injuries.

The danger of needlestick injuries lies in the transfer of bloodborne pathogens, including Hepatitis B, Hepatitis C, and HIV. As a result, people accidentally being stuck with a needle are potentially exposed to these serious and fatal infections. The World Health Organization (WHO) estimates the number of needlestick injuries worldwide to be 4 million annually and the National Institute of Occupational Safety and Health (NIOSH) estimates that 600,000 to 800,000 needlestick injuries occur annually in the United States alone. "Though most organizations believe they are doing what is necessary to prevent injuries, needlestick and sharps injuries continue to occur," says Nancy Quick, CSP, CIH, compliance assistance specialist, Occupational Safety and Health Administration
(OSHA). The Needlestick Safety and Prevention Act, passed unanimously by Congress and signed into law on November 6, 2000, recognizes the importance and urgency of dealing with needlestick injuries.

The Needle-Ease(TM) device is a portable battery-operated incineration system that uses an electric current to disintegrate needles. The resultant temperature of 5,432(degree)F (3,000(degree)C) reduces the steel needle to ashes in a matter of seconds. This ash is free of contamination and the needle is eliminated from the waste stream. The Needle-Ease(TM) device has been approved by the Food and Drug Administration (FDA) as a modified needle destruction device.

The Agreement relating to the acquisition of SETI provides that the 15,800,000 shares of the Company's common stock issued in connection with the acquisition of SETI will be returned to the Company and cancelled unless SETI sells at least 6,000 Needle-Ease devices by March 26, 2003. The 6,000 Needle-Ease devices must be sold at an average price of U.S. $300 per unit and all sales must be verified by receipt of cash no later than April 26, 2003.

During the twelve months ended December 31, 2001, and the three months ended March 31, 2002, SETI did not sell any Needle-Ease devices. SETI anticipates that it will begin full-scale marketing its Needle-Ease devices in July, 2002.


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In March 2002 the Company sold 100,000 shares of its common stock and 100,000 warrants to one investor for $100,000. The warrants entitle the holder to purchase 50,000 shares of the Company's common stock at a price of $1.50 per share and 50,000 shares at a price of $2.00 per share. The warrants may be exercised at any time prior to March 30, 2004.

In March 2002 the Company issued 511,165 shares of its common stock to eight persons in payment of $511,165 owed by the Company to these persons.

As a result of the acquisition of SETI and the issuance of the shares described above, the Company, as of April 4, 2002, had 24,124,312 outstanding shares of common stock.

The following persons are the principal shareholders of the Company's common stock as of April 4, 2002.

                                 Shares           Percentage
      Name                       Owned             Ownership

      Kelly Fielder            4,638,531               19%

      Spectrum Meditech Inc.   2,899,083               12%

      Mick Kolassa             2,899,083               12%

Kelly Fielder has been an officer and director of SETI since its inception in September 2001. Mr. Fielder is also the President of IRG Services Ltd. ("IRG"), an investor relations firm based in Vancouver, B.C. which he formed in 1996. IRG provides investor relation and corporate finance services to publicly listed companies in North America. Between 1997 and July 1998 Mr. Fielder was Vice President of Development of Millenium Medical Supply, Inc. Throughout 1995 and part of 1996 Mr. Fielder was employed by publicly listed International Hi-Tech Industries Inc. where he provided investor relations services. Mr. Fielder received a Bachelor of Arts from Simon Fraser University, Burnaby, B.C.

Item 7.  Exhibits

(a)   Financial Statements of business acquired
(b)   Proforma financial information
(c)   Exhibits

      Exhibit
      Number                  Description

         2                    Stock Purchase Agreement


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ASPI EUROPE, INC.



Date:  April 4, 2002
                                    -----------------------------------------
                                    Kelly Fielder, Chief Executive Officer



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                                   EXHIBIT 2